                                  EXHIBIT 10.2
                                  ------------


                              EMPLOYMENT AGREEMENT

          This Employment Agreement (the "Agreement") is dated as of January 1, 2001, between WATERSIDE CAPITAL CORPORATION, a Virginia corporation (the "Company"), and GERALD T. MCDONALD (the "Executive").

                             PRELIMINARY STATEMENTS

     A. Executive desires to continue employment with the Company at its office located in Norfolk, Virginia as treasurer and chief financial officer.

     B. The Company and Executive desire to enter into this Agreement to establish the terms and conditions of Executive's employment with the Company.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties agree as follows:

     1. Employment Period. The Company agrees to employ Executive and Executive agrees to accept such employment for the period beginning November 1, 2000 and ending on the first to occur of (a) January 31, 2004 and (b) the termination of Executive's employment pursuant to Section 7 (the "Employment Period"); provided, however, the Employment Period shall be continued for successive one-year periods unless at least 90 days before the end of the initial or any subsequent term either the Company or the Executive gives the other written notice of the termination of this Agreement. If a change in control (as defined) of the Company occurs during the original or any extended term of this Agreement, the Employment Period (and all terms of this Agreement) shall continue in effect for a period of 36 months beyond the month in which such change in control occurred.

     2. Services. During the Employment Period, Executive shall render such services of any executive and administrative character to the Company as the Company's Executive Committee (the "Executive Committee") may from time to time direct. During the Employment Period, Executive shall devote his best efforts and all of his business time and attention (except for vacation periods and reasonable periods of illness or other capacity) to the business of the Company.

     3. Base Salary. During the Employment Period, the Company shall pay Executive an annual base salary of $110,000.00 (the "Base Salary"). The Base Salary shall be paid in arrears on the 15th day and the last day of each month during the Employment Period. The Base Salary will be reviewed by the Board of Directors not less frequently than annually and may be increased in the sole discretion of the Board of Directors, but in no event will the Base Salary be less than $110,000.00 or as such amount may hereafter be increased. Any increase in Executive's Base Salary shall be made in accordance with Executive's annual compensation plan as approved annually by the Executive Committee.

     4.   Bonuses.

          (a) The Company will develop a cash incentive bonus plan (the "Cash Plan") and may, in the Company's sole discretion, pay Executive a bonus based on the Cash Plan. The Cash Plan shall be developed by a committee appointed by the Company's Board of Directors, and the Executive will be a member of that committee.

          (b) The Company has adopted an incentive stock option plan (the "Stock Plan") for its key executives. Executive has previously been granted incentive stock options (as defined in Section 422 of the Internal Revenue Code) (the "Executive Stock Option") under the Stock Plan. The terms and conditions of the Executive Stock Option are governed in all respects by the Stock Plan, and any conflict between the Stock Plan and the terms of this Section 4(b) shall be resolved by the terms of the Stock Plan.

     6.   Benefits.


          (a) Executive shall be entitled to receive from the Company, in addition to the salary set forth in Section 3, all benefits provided generally to executive employees of the Company, including health insurance and major medical insurance for Executive. Executive may obtain family coverage for the benefits granted pursuant to this Section 5, and in the event of same, the Company shall pay one-third of the monthly premium cost and Executive shall be responsible for the payment of two-thirds of the monthly premium costs.

          (b) Executive shall be entitled to 20 days of vacation leave time per year, deemed earned at the end of each year of this Agreement.

          (c) Any alteration of the benefits that Executive is entitled to receive from the Company shall be made in accordance with Executive's annual compensation plan as approved by the Executive Committee.

     6. Reimbursement of Expenses. The Company shall reimburse Executive for all normal and customary expenses incurred by Executive on behalf of the Company; provided, however, that such expenses shall be approved in advance by the Company.

     7.   Termination of Employment.

          (a) The Employment Period shall automatically end on Executive's voluntary resignation, termination by the Executive Committee with cause (defined below), or by Executive for good reason (defined below), termination by the Executive Committee in the event of Executive's Disability (defined below) or Executive's death; provided, that Executive's voluntary resignation shall be effective not less than 90 days after Executive has given written notice thereof to the President of the Company; provided further, that Executive's termination by the Company with cause shall be effective only after the Executive Committee has determined in its good faith judgment that such termination is in the best interest of the Company, and written notice of such termination has been delivered to Executive.

          (b) In the event of termination for disability, Executive shall be entitled to be paid his salary by the Company and to receive the benefits set forth in Section 5 for a period following such termination of 90 days. Such salary shall be payable semimonthly at the rate in effect at the time of Executive's termination. Executive shall have no duty to mitigate the Company's damages by taking other employment after his termination by the Company without cause, and any compensation earned by him in such other employment shall not be deducted from any amount payable to him hereunder. In the event of Executive's disability, however, the amounts payable to him hereunder shall be reduced by any amounts received by Executive from disability insurance purchased by the Company for Executive.

             (1) Disability", for purposes hereof, means any physical or mental condition that prevents Executive from performing his duties hereunder, for 180 days, whether or not consecutive, in any 12-month period. The disability of Executive will be determined by a medical doctor selected by mutual agreement of the Company and Executive. If the Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a disability. The determination of the medical doctor selected under this Section 7 will be binding on both parties.

             (2) "Cause" for which the Executive Committee may terminate Executive's employment means: (i) Executive's conviction of a felony or of any crime involving moral turpitude; or (ii) a breach or breaches of Executive's fiduciary duty to the Company or its shareholders which individually or in the aggregate are materially adverse to the Company's business or financial condition or prospects.

             (3) "Good Reason" for Executive may terminate his employment means:
(i) the Company's material breach of this Agreement; (ii) the assignment of Executive without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties at the commencement of this Agreement; (iii) the requirement that Executive be based anywhere other than Hampton Roads, Virginia; or (iv) the Company's material reduction in the benefits provided to Executive, including a material change in the Company's bonus plan, taken as a whole.

          (c) If the Executive Committee determines, in its good faith judgment, that Executive has committed a breach of fiduciary duty of a type justifying termination with Cause, the Executive Committee may immediately terminate the Executive.

          (d) If this Agreement is terminated by the Company without cause or by the Executive for Good Reason, the Company shall pay Executive in a single lump sum payment: (i) all compensation accrued in accordance with Section 3, including the cash equivalent of the accrued, but unused vacation time earned in accordance with Section 5(b) and the amount, if any, of incentive or bonus compensation theretofore earned which has not yet been paid; and (ii) in lieu of any further salary payments subsequent to the termination date, an amount equal to two times Executive's base salary as then in effect, plus the average of the bonuses received by Executive for each of the two years prior to the date of termination or such shorter period as may be applicable. The Company shall also maintain in full force and effect, at the sole cost of the Company (except for the regular contributions of Executive as described below, if any), for the continued benefit of the Executive and his dependents for a period terminating at the earliest of (a) 12 months after the date of termination, or (b) the commencement date of equivalent benefits from a new employer, all insured and self-insured employee welfare benefit plans in which Executive was entitled to participate immediately prior to the date of termination, and Executive continues to pay an amount equal to his regular contribution under such plans prior to the date of termination for such participation. In the event that Executive's participation in any such plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of Executive and his dependents individual policies of insurance providing benefits substantially similar (on after-tax basis) to those which Executive otherwise would have been entitled to receive under such plans or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide Executive and his dependents with equivalent benefits (on an after-tax basis).

          (e) On the termination of this Agreement, neither the Company nor Executive shall have any continuing duties or obligations to the other except as expressly provided in this Section 7; provided, however, that the duties and obligations imposed on Executive pursuant to Section 8 shall continue in accordance with the terms set forth therein, except that such duties and obligations terminate with this Agreement if the Company does not make the timely payments to Executive specified in Section 7(d)(i) and (ii). Notwithstanding any other provision of this Agreement, Executive shall be entitled to receive all compensation accrued in accordance with Section 3 and shall be entitled to the cash equivalent of the accrued, but unused vacation time earned in accordance with Section 5(b)

     8.   Restrictive Covenants

          (a) Confidential Information. Executive acknowledges that all computer systems, programs, reports, designs, drawings, memoranda, discoveries, inventions, data, notes, records, files, proposals, plans, lists, documents and any other information containing or referring to confidential or proprietary information or concerning the business or affairs of the Company or any of its contemplated investments (the "Proprietary Information"), whether prepared or developed or both by Executive or others, and all copies thereof are property of the Company. Executive agrees that he shall not disclose to any unauthorized person any Proprietary Information nor shall Executive use for his own interest any Proprietary Information without the prior written consent of the Company, which consent may be denied for any reason or no reason. On the termination of Executive's employment with the Company for any reason (or at any earlier time that such request is made by the Company), Executive shall deliver to the Company all Proprietary Information and any copies thereof which Executive may possess or have under his control.

          (b) Non-Competition. The Executive agrees that, for so long as he is employed by the Company and for two (2) years after the termination of the Executive's employment with the Company for any reason (including but not limited to Executive's voluntary resignation or Executive's termination of his employment for Good Reason), Executive will not, without the prior written consent of the Company, directly or indirectly, engage in or have an interest in (as owner, partner, shareholder, employee, director, officer, consultant or otherwise), with or without compensation, any business which is in competition with the lines of business actually conducted by the Company during the

Employment Period. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than five percent (5%) of any class of publicly traded securities of any such business, provided that such securities entitle the Executive to no more than five percent (5%) of the total outstanding votes entitled to be cast by security-holders of such business in matters in which such security-holders are entitled to vote. In addition, nothing herein shall prohibit Executive from engaging in or having an interest in any business that does not compete with the Company's lines of business within a 150 mile radius of the Company's office where Executive was assigned at the time his employment terminated.

          (c)  Non-Interference.

             (1)  The Executive agrees and covenants that, for a period of one
(1) year after the date of termination of this Agreement for any reason (including but not limited to Executive's voluntary resignation or Executive's termination of his employment for Good Reason), the Executive shall not, without the prior written approval of the Board, Interfere directly or indirectly in any way with the Company or any of its affiliated companies.

             (2) For purposes of this Agreement, "Interfere" shall mean, to solicit, entice, persuade, induce, influence or attempt to influence, directly or indirectly, clients or Prospective Clients, employees, agents or independent contractors of the Company or any of its affiliated companies to restrict, reduce, sever or otherwise alter their relationship with the Company or any of its affiliated companies.

             (3) For purposes of this Agreement, "Prospective Clients" shall mean persons or entities identified by the Company as prospective clients of the Company or any of its affiliated companies within 12 months of the Date of Termination and with whom the Company or such affiliated companies have had contact.

          (d) Severability and Reduction in Scope of Provisions. The covenants and agreements of the Executive contained in paragraphs (a) through (c) above are separate and distinct covenants and agreements of the Executive and if any part of any such paragraph is void, invalid or unenforceable, such paragraph shall be severed from this Agreement and shall not affect or impair any other paragraph or the balance of this Agreement, and this Agreement with the void, invalid or unenforceable paragraph stricken from this Agreement shall remain in full force and effect. Further, the periods and scope of the restrictions set forth in any such paragraph or subparagraph shall be reduced by the minimum amount necessary to reform such paragraph or subparagraph to the maximum level of enforcement permitted to the Company by the law governing this Agreement, if such reform is permitted.

          (e) Validity of Covenant. The Executive agrees that the covenants contained in this Section 8 are reasonably necessary to protect the legitimate interests of the Company and its affiliated companies, are reasonable with respect to time and territory, and do not interfere with the interests of the public. The Executive further agrees that the descriptions of the covenants contained in this Section 8 are sufficiently accurate and definite to inform the Executive of the scope of the covenants. Finally, the Executive agrees that the consideration provided for in this Agreement is full, fair and adequate to support the Executive's obligations hereunder.

     9. Arbitration. Any controversy or claim relating to this Agreement, including the construction of application of this Agreement, will be settled by binding arbitration under the rules of the American Arbitration Association, and any judgment granted by the arbitrator(s) may be enforced in any court of proper jurisdiction. Either party may invoke this paragraph after providing 30 days' written notice to the other party. Executive agrees to pay all costs of such arbitration and to abide by the results if the Company prevails in the arbitration. The Company agrees to pay all the costs of the arbitration and to abide by the results if Executive prevails in the arbitration.

     10. Remedies. The parties shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision hereof and to exercise all other rights existing in their favor. The Company and Executive agree and acknowledge that money damages may not be adequate remedy for any breach by Executive of the provisions of this Agreement, and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief to enforce, or prevent any violations of, the provisions of this Agreement.

     11. Modifications, Amendment, Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless set forth in a writing signed by the Company and Executive and approved by the Executive Committee. The Company's or Executive's failure at any time to enforce any provision of this Agreement shall in no way be construed as a wavier of such provision and shall not affect the right of the Company and the Executive thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     12. Prior Agreements. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements of understandings (whether written or oral).

     13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision shall be effective only to the extent of such invalidity, illegally or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

     14. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience and do not constitute part of this Agreement.

     15. Choice of Law. All questions concerning this construction, validity and interpretation of this Agreement shall be governed by and interpreted in accordance with the internal law, and not the law of conflicts, of the Commonwealth of Virginia.

     16. Notices. All notices, demands or other communications to be given or delivered under or by reason of any of the provisions of this Agreement shall be in writing and shall, except as otherwise provided herein, be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid:

  If to Executive:       Gerald T. McDonald
                         c/o Waterside Capital Corporation
                         300 East Main Street, #1380
                         Norfolk, Virginia 23510

  If to Company:         Waterside Capital Corporation
                         300 East Main Street, #1380
                         Norfolk, Virginia 23510
                         Attn:  President

  with a copy to:        John M. Paris, Jr., Esquire
                         Williams, Mullen, Clark & Dobbins
                         900 One Columbus Center
                         Virginia Beach, Virginia  23462

or to such other address as the recipient party has specified by prior written notice to the sending party.

     17. Change in Control Defined. For all purposes of this Agreement, a "Change in Control" shall mean:

          (a) The acquisition by an individual, entity or group of beneficial ownership of 20% or more of the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock");

          (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute a majority of such Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors them comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest by or on behalf of a person other than the Board; or

          (c) Approval by the shareholders of the Company of either (1) a reorganization, merger, share exchange or consolidation of the Company by, with or into any other corporation or (2) the sale or disposition of all or substantially all of the assets of the Company.

     IN WITNESS, the undersigned parties have executed this Agreement as of the date first written above.

                                   WATERSIDE CAPITAL CORPORATION


                                   By: /s/ J. Alan Lindauer
                                      -----------------------------
                                        J. Alan Lindauer, President


                                   EXECUTIVE:


                                   /s/ Gerald T. McDonald (SEAL)
                                       ------------------
                                       Gerald T. McDonald